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                                                                   Exhibit 99(a)

FRIDAY SEPTEMBER 7, 8:16 AM EASTERN TIME

PRESS RELEASE

SOURCE: Neoprobe Corporation

NEOPROBE TO ACQUIRE BLOOD FLOW TECHNOLOGY AND PRODUCTS COMPANY

DUBLIN, Ohio--(BW HealthWire)--Sept. 7, 2001--Neoprobe Corporation (OTCBB:NEOP -
NEWS) today announced that it has entered into a Memorandum of Understanding
(MOU) with Biosonix Ltd. (Biosonix) and its shareholders to acquire all of the outstanding shares of Biosonix.

Biosonix, located in Hod Hasharon, Israel, has developed a novel Angle-independent Dual Beam Flow (ADBF) technology that enables surgeons and other medical personnel to measure in real-time, and in a simple non-invasive manner, the volume of blood flowing in the vascular circulation as well as a range of additional hemodynamic parameters. Based on the ADBF core technology that utilizes digital multi-gated Doppler ultrasound, Biosonix is now in the process of the commercialization of several blood flow devices to answer the specific needs of different clinical settings, including the OR (Operating
Room), ICU (Intensive Care Unit), ER (Emergency Room), Neurosurgery and Vascular Surgery.

"The MOU with Biosonix is consistent with Neoprobe's strategy to expand its portfolio with products that have near-term commercial potential," said David Bupp, Neoprobe's president and CEO. "We believe the Biosonix product lines are very complementary to the core competencies we have developed in medical devices and represent a substantial business opportunity. In the past several months, we have announced achievement of a number of milestones regarding activities to expand our product portfolio, including the commencement of clinical evaluation of radiopharmaceutical products. The acquisition of Biosonix will allow the expansion of our product portfolio with a combination of capital equipment and disposable elements."

The Biosonix Blood Flow Product Series provides innovative solutions to the accurate quantitative real-time measurements of blood flow and hemodynamic assessment. The ADBF technology is presently incorporated into three different products under development: FlowGuard(TM) is designed for a complete non-invasive vascular diagnosis, primarily in the neurosurgical and vascular surgery settings. InFlow(TM), an intraoperative system, is designed to replace qualitative finger palpation or other aggressive technologies with a simple and immediate quantitative measurement of blood flow. InFlow is intended to be used by cardiac surgeons to assess blood flow in bypass grafts, native vessels and the aorta for immediate cardiac output evaluation, as well as for a range of other applications in vascular surgery, organ transplantation, etc. BioFlow(TM) is a cardiac function monitor, utilizing a transesophageal approach to measure blood flow in the descending aorta for continuous assessment of cardiac function and cardiac output. BioFlow is designed for use with critical care patients in the ICU, ER and OR environments. It is expected that the first commercial launch of the Biosonix products will occur next year. Biosonix has estimated the market potential of its products to be in


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excess of $1.5 billion.

Neoprobe will issue a total of approximately 11.8 million of its common shares to acquire all of the shares of Biosonix. The acquisition of Biosonix is subject to the completion of due diligence activities by Neoprobe, government consents regarding the completion of definitive agreements between the parties, and the satisfaction of other conditions. Neoprobe hopes to complete the transaction by December 31, 2001.

Statements in this news release which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's limited revenues, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and exclusive distributor, uncertainty of market acceptance, competition, limited marketing and manufacturing experience, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
     Neoprobe Corporation
     David C. Bupp or Brent L. Larson, 614/793-7500 info@neoprobe.com www.neoprobe.com